UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 8, 2012

ALTERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-16617	77-0016691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Innovation Drive

San Jose, California 95134

(Address of principal executive offices, including zip code)

(408) 544-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Indenture

On May 8, 2012, Altera Corporation (the “Company”) entered into an indenture (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), relating to the issuance by the Company of $500.0 million aggregate principal amount of 1.750% Senior Notes due 2017 (the “Notes”). The Notes bear interest at a rate of 1.750% per annum on the principal amount thereof. Interest on the Notes accrues from May 8, 2012 and is payable semiannually in arrears on May 15 and November 15 of each year, beginning on November 15, 2012. The Notes will mature on May 15, 2017, subject to earlier repurchase or redemption as described below.

The Notes are the Company’s unsecured and unsubordinated obligations, ranking equally in right of payment to all of the Company’s existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated to the Notes. The Notes are effectively subordinated to any of the Company’s secured indebtedness to the extent of the value of the collateral securing such indebtedness and are structurally subordinated to all existing and future liabilities of the Company’s subsidiaries (including trade payables).

The Company may redeem the Notes, in whole or in part, at any time and from time to time for cash at the redemption prices described in the Indenture. Upon the occurrence of a change of control triggering event, as defined in the Indenture, the holders of the Notes may require the Company to repurchase some or all of their Notes for cash at a price equal to 101% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest, if any.

The Indenture contains customary covenants that limit the ability of the Company and its subsidiaries to create specified liens on principal property and the stock of certain subsidiaries of the Company, and restrict the ability of the Company and its subsidiaries to enter into certain sale and leaseback transactions of principal property. In addition, the Indenture limits the ability of the Company to consolidate with or merge with or into other companies or sell all or substantially all of the properties and assets of the Company and its subsidiaries, taken as a whole. These covenants are subject to a number of important exceptions and qualifications set forth in the Indenture.

The Indenture provides for customary events of default, including payment defaults, breaches of covenants, certain payment defaults at final maturity or acceleration of other indebtedness and certain events of bankruptcy and insolvency with respect to the Company. If an event of default with respect to the Notes occurs and is continuing, subject to the terms of the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding Notes may, by notice in writing to the Company (and to the Trustee if given by the holders), declare to be immediately due and payable the principal of, accrued and unpaid interest, and premium, if any, on the Notes. In the case of an event of default resulting from events of bankruptcy or insolvency with respect to the Company, such amounts with respect to the Notes will be due and payable immediately without any declaration or other act on the part of the Trustee or any holder of the Notes.

The description of the Indenture and the Notes is qualified in its entirety by reference to the text of the Base Indenture, Supplemental Indenture and form of Note, which are filed as Exhibits 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

In connection with the issuance of the Notes, the Company repaid in full, and terminated the commitments under, the Credit Agreement, dated as of August 31, 2007, by and among the Company, the lenders party thereto, Citicorp USA, Inc., as Administrative Agent and Swing Line Lender, and Bank of America, N.A., as syndication agent.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated May 8, 2012, between Altera Corporation and U.S. Bank National Association, as trustee

4.2	First Supplemental Indenture, dated May 8, 2012, between Altera Corporation and U.S. Bank National Association, as trustee

4.3	Form of Note for Altera Corporation’s 1.750% Senior Notes due 2017 (incorporated by reference to Exhibit 4.2 hereto)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERA CORPORATION

By:	/s/ Ronald J. Pasek
Name: Ronald J. Pasek Title: Senior Vice President, Finance and Chief Financial Officer

Date: May 8, 2012

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated May 8, 2012, between Altera Corporation and U.S. Bank National Association, as trustee

4.2	First Supplemental Indenture, dated May 8, 2012, between Altera Corporation and U.S. Bank National Association, as trustee

4.3	Form of Note for Altera Corporation’s 1.750% Senior Notes due 2017 (incorporated by reference to Exhibit 4.2 hereto)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)